UNITED STATES SECURITIES AND EXCHANGE COMMISSION

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 14, 2026

Data I/O Corporation
(Exact name of registrant as specified in its charter)

Washington	0-10394	91-0864123
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6645 185th Ave. N.E., Suite 100, Redmond, WA 98052
(Address of principal executive offices, including zip code)

(425) 881-6444
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act  ☐

Items reported in this filing:

Item 3.02 Unregistered Sales of Equity Securities.

Item 8.01 Other Events.

Item 3.02 Unregistered Sales of Equity Securities.

As previously disclosed by Data I/O Corporation (the “Company”) on the press release attached as Exhibit 99.2 to Item 7.01 on the Current Report on Form 8-K filed on May 15, 2026, the Company entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with Lytton-Kambara Foundation and Alice W. Lytton Family LLC (the “Investors”) for the sale and issuance to the Investors of securities consisting of the following: 869,840 shares of Common Stock (the “Shares”), convertible debentures in the principal amount of $6,825,400.00 (the “Note”) and warrants to purchase an aggregate of 1,080,000 shares of common stock (the “Warrant”) for an aggregate purchase price of $9 million.  The completion of the private placement is subject to customary closing conditions, including regulatory approval.

Terms of the Note

The five-year Note bears interest at a rate of 4.0% per annum, payable at semiannually on November 1 and May 1, beginning on the first such date after the original issue date of the note, on each conversion date (as to that principal amount then being converted), and on the maturity date. The interest is paid in cash, or at the Company’s option and under certain circumstances, in Preferred Stock.  The Investors may convert the Note into Shares of Preferred Stock at the conversion price.  The conversion price is $1,000 per share of Preferred Stock. Upon an event of default, the default interest rate increases to 18% per annum.  If shareholders approve a proposal that is to be proposed at the Company’s 2026 annual meeting of shareholders, the Note will automatically convert into Preferred Stock.

Terms of the Series B Convertible Preferred Stock

The Preferred Stock is non-voting, except as required by law.  The Preferred Stock accrues dividends at the rate per annum of 4% of the Stated Value of such share, plus the amount of previously accrued dividends, compounded annually, shall accrue on each share then outstanding (the “Accruing Dividends”). Accruing Dividends shall accrue from day to day, whether or not declared, and shall be cumulative.  The Stated Value is $1,000 per share.  Each share of Preferred Stock shall be convertible into that number of shares of Common Stock (subject to the limitations set forth in the Certificate of Designation relating to limitations on beneficial ownership and the Investor Issuance Cap) determined by dividing the Stated Value plus any Accruing Dividends of such share of Preferred Stock by the Conversion Price.  The initial conversion price is $2.50 per share of common stock and it subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock.  If the principal amount of the Note was converted into Preferred Stock, the Stated Value of the Preferred Stock, without regard to Accruing Dividends of, would be convertible into approximately 2.73 million shares of common stock (subject to the limitations set forth in the Certificate of Designation relating to limitations on beneficial ownership and the Investor Issuance Cap).

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Terms of the Warrants

The Warrants are exercisable for an aggregate of 1,080,000 shares of common stock at $3.00 per share for a period of five years. The exercise price is subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock.

The Note, the Preferred Stock and the Warrants are referred to as the “Convertible Securities.” The Convertible Securities may not be converted or exercised into shares of Common Stock to the extent (i) such conversion or issuance would result in the investor having beneficial ownership of more than 9.99% of then outstanding shares of Common Stock or (ii) absent stockholder approval, the aggregate number of shares issued would exceed 1,869,470 shares of Common Stock (collectively, the “Investors Issuance Cap”).

The Shares and Convertible Securities to be issued and sold will be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act and/or Regulation D under the Securities Act (“Regulation D”), and in reliance on similar exemptions under applicable state laws. The Company has agreed to file a registration statement with the Securities and Exchange Commission registering the resale of the shares of common stock to be issued in the transaction as well as the common stock issuable upon the exercise of the Warrants and upon conversion of the Preferred Stock.

Each of the Investors has represented that it is an accredited investor within the meaning of Rule 501(a) of Regulation D or a qualified institutional buyer as that term is defined in Rule 144A(a) under the Securities Act, and will be acquiring the Shares and Convertible Securities for investment purposes only and not with a view to any future distribution or sale in violation of applicable securities laws. The Shares and Convertible Securities were offered without any general solicitation by the Company or its representatives.

Item 8.01 Other Events.

The information set forth in Item 3.02 above is incorporated by reference into this Item 8.01 of this Current Report on Form 8-K.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Data I/O Corporation

May 19, 2026	By:	/s/ Charles J. DiBona
Charles J. DiBona
Chief Financial Officer

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